Filed Pursuant to Rule 424(b)(3)
File Number 333-131756

PROSPECTUS SUPPLEMENT NO. 15

Prospectus Supplement dated October 13, 2006
to Prospectus declared
effective on February 22, 2006
(Registration No. 333-131756)
as supplemented by that Prospectus Supplement No. 1 dated March 6, 2006, that Prospectus Supplement No. 2 dated March 15, 2006,
that Prospectus Supplement No. 3 dated April 13, 2006,
that Prospectus Supplement No. 4 dated April 14, 2006,
that Prospectus Supplement No. 5 dated May 2, 2006,
that Prospectus Supplement No. 6 dated May 11, 2006,
that Prospectus Supplement No. 7 dated May 15, 2006,
that Prospectus Supplement No. 8 dated July 7, 2006,
that Prospectus Supplement No. 9 dated August 4, 2006,
that Prospectus Supplement No. 10 dated August 14, 2006,
that Prospectus Supplement No. 11 dated September 5, 2006,
that Prospectus Supplement No. 12 dated September 12, 2006,
that Prospectus Supplement No. 13 dated September 19, 2006 and that Prospectus Supplement No. 14 dated September 22, 2006

AVERION INTERNATIONAL CORP.
(previously IT&E International Group, Inc.)

This Prospectus Supplement No. 15 supplements our Prospectus dated February 22, 2006, the Prospectus Supplement No. 1 dated March 6, 2006, the Prospectus Supplement No. 2 dated March 15, 2006, the Prospectus Supplement No. 3 dated April 13, 2006, the Prospectus Supplement No. 4 dated April 14, 2006, the Prospectus Supplement No. 5 dated May 2, 2006, the Prospectus Supplement No. 6 dated May 11, 2006, the Prospectus Supplement No. 7 dated May 15, 2006, the Prospectus Supplement No. 8 dated July 7, 2006, the Prospectus Supplement No. 9 dated August 4, 2006, the Prospectus Supplement No. 10 dated August 14, 2006, the Prospectus Supplement No. 11 dated September 5, 2006, the Prospectus Supplement No. 12 dated September 12, 2006, the Prospectus Supplement No. 13 dated September 19, 2006 and the Prospectus Supplement No. 14 dated September 22, 2006.

The shares that are the subject of the Prospectus have been registered to permit their resale to the public by the selling stockholders named in the Prospectus. We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. You should read this Prospectus Supplement No. 15 together with the Prospectus and each prior Prospectus Supplement referenced above.

This Prospectus Supplement includes the attached Current Report on Form 8-K/A of Averion International Corp. filed on October 13, 2006 with the Securities and Exchange Commission.

Our common stock is quoted on the Over-the-Counter Bulletin Board under the trading symbol “AVRO.”

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement is October 13, 2006

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

(AMENDMENT NO. 1)

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  July 31, 2006

Averion International Corp.

(Exact name of registrant as specified in its charter)

Delaware	000-50095	20-4354185
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

225 Turnpike Road, Southborough, Massachusetts	01772
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code     508-597-6000

4 California Avenue, Framingham, Massachusetts                  01701

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

We filed a Current Report on Form 8-K with the Securities and Exchange Commission on August 4, 2006 (the “Initial Filing”), relating to, among other things, the merger by and among us, IT&E Merger Sub, Inc., a Massachusetts corporation (“Merger Sub”), and IT&E Acquisition Co., Inc., a Delaware corporation, on the one hand, and Averion Inc. (“Averion”) and Averion’s shareholder, on the other hand (the “Averion Merger”).  This Amendment No. 1 to the Initial Filing is being filed solely for the purpose of providing the financial information related to the Averion Merger that is required by Item 9.01 and that we indicated in the Initial Filing we would include at a later date.  The financial information is attached as Exhibits 99.1, 99.2 and 99.3 to this report.  Item 9.01 is restated in its entirety below.  Except as set forth above, no other changes are being made to the Initial Filing.

Item 9.01               Financial Statements and Exhibits.

(a)     Financial statements of businesses acquired.

The audited financial statements of Averion as of and for the fiscal years ended December 31, 2005 and 2004 and the unaudited financial statements as of and for the six month periods ended June 30, 2006 and 2005 are attached hereto as Exhibits 99.1 and 99.2, respectively, and are incorporated in their entirety herein by reference.

(b)     Pro forma financial information.

The unaudited pro forma condensed combined financial information as of June 30, 2006 and for the six months ended June 30, 2006 and for the twelve months ended December 31, 2005, respectively, are attached hereto as Exhibit 99.3 and are incorporated in their entirety herein by reference.

(d)     Exhibits

Number	Description
2.3

Agreement and Plan of Merger dated June 30, 2006 between the registrant, IT&E Merger Sub, Inc., and IT&E Acquisition Co., Inc., on the one hand, and Averion Inc. and Averion Inc.’s shareholders, on the other hand *

3.4	Certificate of Designations, Preferences and Rights of Series E Convertible Preferred Stock*

4.6	Form of two year Subordinated Promissory *

4.7	Form of five year Subordinated Promissory*

10.24	Amendment to Registration Rights Agreement dated July 31, 2006 between the registrant, ComVest Investment Partners II LLC and the additional parties set forth in the signature pages thereto*

10.25	Registration Rights Agreement dated July 31, 2006 between the registrant and the additional purchasers set forth in the signature pages thereto*

10.26	Form of Officer, Director and Securityholder Lock-Up Agreement*

10.27	Non-Compete and Non-Solicitation Agreement dated July 31, 2006 between the registrant and Dr. Philip T. Lavin*

10.28	Employment Agreement dated July 31, 2006 between the registrant and Dr. Philip T. Lavin*

23.1	Consent of Carlin, Charron & Rosen, LLP

99.1	Audited consolidated financial statements of Averion Inc. as of and for the fiscal years ended December 31, 2005 and 2004

99.2	Unaudited consolidated financial statements of Averion Inc. as of and for the six months ended June 30, 2006 and 2005

99.3	Unaudited pro forma condensed combined financial information as of June 30, 2006 and for the six months ended June 30, 2006 and for the twelve months ended December 31, 2005, respectively

* Previously filed on the Company’s Current Report on Form 8-K filed on August 4, 2006.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Averion International Corp.

		By:	/s/ Dr. Philip T. Lavin
Dr. Philip T. Lavin
Chief Executive Officer

Dated:	October 13, 2006

3

Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the registration statement on Form S-8 for the IT&E International Group, Inc. 2005 Equity Incentive Plan (File # 333-132405), of our report dated July 7, 2006, relating to the financial statements of Averion, Inc. as of and for the years ended December 31, 2005 and 2004.

                                                                        /s/ Carlin, Charron & Rosen, LLP

Westborough, Massachusetts

October 13, 2006

Exhibit 99.1

INDEPENDENT AUDITORS’ REPORT

To the Stockholders and Board of Directors of

Averion Inc.

Framingham, Massachusetts

We have audited the accompanying balance sheets of Averion Inc. as of December 31, 2005 and 2004, and the related statements of income and retained earnings and cash flows for the years then ended.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Averion Inc. as of December 31, 2005 and 2004, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Carlin, Charron & Rosen, LLP

Westborough, Massachusetts

July 7, 2006

Audited Averion Financial Statements for Years ended December 31, 2005 and 2004

AVERION INC.

Balance Sheets

December 31, 2005 and 2004

	2005	2004
		(restated)
Assets
Current assets
Cash and cash equivalents	$2,388,171	$1,277,044
Restricted cash	16,810	720,697
Accounts receivable, net	2,362,793	3,567,973
Costs and estimated earnings in excess of billings on uncompleted contracts	1,144,671	1,503,782
Deferred tax asset	23,375	—
Prepaid expenses and other current assets	431,362	372,919
	6,367,182	7,442,415

Property and equipment
Computer equipment	1,939,889	2,265,640
Furniture and fixtures	841,621	827,732
Leasehold improvements	386,771	412,672
	3,168,281	3,506,044
Less - accumulated depreciation and amortization	2,100,417	2,700,261
	1,067,864	805,783

Other assets
Deferred tax asset	—	39,519
Deposits	84,338	100,338
	84,338	139,857

Total assets	$7,519,384	$8,388,055

The accompanying notes are an integral part of these financial statements.

	2005	2004
		(restated)
Liabilities and Stockholders’ Equity

Current liabilities
Accounts payable	$368,773	$338,297
Accrued expenses	199,226	167,466
Billings in excess of costs and estimated earnings on uncompleted contracts	1,509,505	2,305,425
Client escrow	16,810	720,697
Compensated absences	445,592	407,602
Accrued profit sharing	319,412	248,035
Deferred tax liability	—	34,442
Income taxes payable	91,827	731,188
	2,951,145	4,953,152

Long-term liabilities
Deferred tax liability	68,680	—

Total liabilities	3,019,825	4,953,152

Stockholders’ equity
Common stock, no par value, 500,000 shares authorized, 157,000 shares issued and outstanding	157	157
Retained earnings	4,499,402	3,434,746
	4,499,559	3,434,903

Total liabilities and stockholders’ equity	$7,519,384	$8,388,055

The accompanying notes are an integral part of these financial statements.

AVERION INC.

Statements of Income and Retained Earnings

For the Years Ended December 31, 2005 and 2004

	2005	2004
		(restated)
Revenues
Service revenue	$18,985,793	$18,407,005
Reimbursement revenue	835,715	906,662
	19,821,508	19,313,667

Direct costs	9,299,258	9,901,544
Gross profit	10,522,250	9,412,123

Operating expenses	8,454,132	7,549,904

Income from operations	2,068,118	1,862,219

Other income
Interest income	26,227	13,285

Income before provision for income taxes	2,094,345	1,875,504

Provision for income taxes	872,689	728,814

Net income	1,221,656	1,146,690

Retained earnings - beginning, as previously reported	3,434,746	2,847,972

Prior period adjustment	—	(306,259)

Retained earnings - beginning, restated	3,434,746	2,541,713

Retirement of treasury stock	—	(175,157)

Stockholder distributions	(157,000)	(78,500)

Retained earnings - ending	$4,499,402	$3,434,746

The accompanying notes are an integral part of these financial statements.

AVERION INC.

Statements of Cash Flows

For the Years Ended December 31, 2005 and 2004

	2005	2004
		(restated)
Cash flows from operating activities
Net income	$1,221,656	$1,146,690
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	474,155	454,413
Provision for bad debts	(20,055)	29,208
Deferred income taxes	50,382	(155,809)
Changes in operating assets and liabilities:
(Increase) decrease in:
Restricted cash	703,887	(58,955)
Accounts receivable	1,225,235	(1,050,239)
Costs and estimated earnings in excess of billings on uncompleted contracts	359,111	(475,722)
Prepaid income taxes	—	109,307
Prepaid expenses and other current assets	(58,443)	(11)
Deposits	16,000	—
Increase (decrease) in:
Accounts payable	30,476	(122,421)
Accrued expenses	31,760	152,648
Billings in excess of costs and estimated earnings on uncompleted contracts	(795,920)	(736,922)
Client escrow	(703,887)	58,955
Compensated absences	37,990	73,426
Accrued profit sharing	71,377	248,035
Income taxes payable	(639,361)	731,187
Net cash provided by operating activities	2,004,363	403,790

Cash flows from investing activities
Acquisition of property and equipment	(736,236)	(611,600)

Cash flows from financing activities
Stockholder distributions	(157,000)	(78,500)

Net increase (decrease) in cash and cash equivalents	1,111,127	(286,310)

Cash and cash equivalents – beginning	1,277,044	1,563,354

Cash and cash equivalents – ending	$2,388,171	$1,277,044

The accompanying notes are an integral part of these financial statements.

AVERION INC.

Notes to Financial Statements

For the Years Ended December 31, 2005 and 2004

1.     Nature of Operations

Averion Inc. (the Company) is a contract research organization providing clinical trial support services for pharmaceutical and biotechnology products, medical devices and consumer products in clinical trial phases II - IV.  The Company initiates, designs, and monitors clinical trials, manages and analyzes clinical data and offers other related services.

2.     Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers highly liquid debt instruments with a maturity of three months or less to be cash equivalents.

Restricted Cash

The balance represents advance payments received from customers as part of long-term contracts.  The funds have been deposited in separate restricted cash accounts to be utilized for payment of investigator fees, Institutional Review Board fees and investigator site advertising costs.

Property and Equipment, Depreciation and Amortization

Property and equipment are stated at cost.  Any gain or loss on disposals is included in the results of operations.  Depreciation is computed using the straight-line and accelerated methods at rates sufficient to write off the cost of the applicable assets over their estimated useful lives. Leasehold improvements are amortized over their estimated service life or the term of the related lease, whichever is shorter.

Advertising

Advertising costs are charged to operations when incurred.  Total advertising costs included in selling, general and administrative expenses were $299,122 and $124,382 for the years ended December 31, 2005 and 2004, respectively.

Income Taxes

The Company accounts for income taxes according to the liability method.  Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and income tax bases of assets and liabilities and are measured using enacted tax laws and rates that would be in effect when the differences were expected to reverse.  Deferred tax assets are reduced by a valuation allowance if it is more likely than not that some portion or all of the deferred tax asset will not be realized.

Revenue Recognition

A majority of the Company’s net revenues have been earned under contracts which range in duration from a few months to five years.  Revenue from these contracts is recognized under either the percentage of completion method or as services are rendered or products delivered.  Revenues from fixed price contracts are recognized on the percentage of completion method, measured typically by total direct costs incurred as a percentage of estimated total direct costs for each contract or other reasonable method.  The estimated total direct costs of the contracts are reviewed and revised periodically throughout the lives of the contracts with adjustments to revenues resulting from such revisions being recorded on a cumulative basis in the period in which the revisions are made.  The effect of these contract changes on future periods is recognized as though the revised estimates had been the original estimates. Because of inherent uncertainties in estimating costs, it is possible that the estimates used will change in the near term and those changes could be material.

Contracts may contain provisions for renegotiations in the event of cost overruns due to changes in the scope of the work.  Renegotiated amounts are included in revenue when earned and realization is assured.  Provisions for losses to be incurred on contracts are recognized in full in the period in which it is determined that a loss will result from performance of the contractual arrangement.  Most service contracts may be terminated for a variety of reasons by the Company’s customers upon notice.  The contracts often require payments to the Company to recover costs incurred, including costs to wind down the study, and payment of fees earned to date, and in some cases to provide the Company with a portion of the fees or profits that would have been earned under the contract had the contract not been terminated prematurely.

Costs and estimated earnings in excess of billings on uncompleted contracts represent revenue recognized to date that is currently unbillable to the customer pursuant to the contractual terms.  In general, amounts become billable upon achievement of milestones or in accordance with predetermined payment schedules.  These amounts are billable to customers within one year from the respective balance sheet date.  Billings in excess of costs and estimated earnings on uncompleted contracts represent amounts billed to customers for which revenue has not been recognized at the balance sheet date.

3.            Accounts Receivable

Accounts receivable are presented net of an allowance for doubtful collections of $40,221 and $20,166 at December 31, 2005 and 2004, respectively.  In determining this allowance, objective evidence that a single receivable is uncollectible as well as a historical pattern of collections of accounts receivable that indicate that the entire face amount of a portfolio of accounts receivable may not be collected is considered at each balance sheet date.

4.     Concentrations

The Company has a concentration of credit represented by cash balances in a certain large commercial bank which exceed current federal deposit insurance limits.  The financial stability of this institution is continually reviewed by senior management.

Three customers represented approximately 40% and 47% of revenues for the years ended December 31, 2005 and 2004, respectively.  Five customers represented 66% of accounts receivable at December 31, 2005 and three customers represented 47% of accounts receivable at December 31, 2004.  Management does not believe that any single customer or geographic area represents significant credit risk.

5.     Reimbursable Out-of-Pocket Expenses

In addition to the standard costs incurred to provide services to its customers, the Company pays other incidental expenses, in excess of contract amounts, which are generally reimbursable under the terms of the contract. These expenses are recorded as both revenues and direct cost of services in accordance with Financial Accounting Standards Board Emerging Issues Task Force Issue No. 01-14, “Income Statement Characterization of Reimbursements Received for ‘Out-of-Pocket’ Expenses Incurred”.

As is customary in the industry, the Company excludes from revenue and expense in the statements of income and retained earnings fees paid to investigators and the associated reimbursement since the Company acts as an agent on behalf of its clients with regard to investigators.  The investigator fees are not reflected in revenues or expenses.  The amounts of these investigator fees for the years ended December 31, 2005 and 2004 was $2,372,141 and $4,826,282, respectively.

6.     Line of Credit

The Company has a $2,000,000 demand line of credit with a bank bearing interest at the bank’s prime rate plus .75%, secured by equipment and accounts receivable.  The line expires August 31, 2006.  There were no advances during 2005 and 2004.

7.              Stock Options

In 1999, the Company adopted a stock option plan (the 1999 Stock Plan, hereinafter the Plan) under which the Board of Directors may grant incentive and non-qualified stock options and stock grants to key employees, directors, advisors, and consultants of the Company.  The maximum number of shares of stock allowable for issuance under the Plan is 43,000 shares of common stock.  These options, of which none had been exercised at December 31, 2005, are exercisable within a ten-year period from the date of grant and are exercisable over three years based on years of service.  The options are not transferable except by will or domestic relations order.  The option price per share under the Plan is not less than the fair value of the shares on the date of grant.

Stock option activity for the Plan for the years ended December 31, 2005 and 2004 is as follows:

			Weighted Average
	Number of	Exercise	Exercise	Remaining
	Options	Price/Share	Price	Life Years

Outstanding 12/31/03	4,848	85.00-90.00	$89.73	5.53

Forfeited in 2004	(452)	85.00-90.00	$89.03

Outstanding 12/31/04	4,396	85.00-90.00	$89.80	4.52

Forfeited in 2005	(132)	85.00-90.00	$86.67

Outstanding 12/31/05	4,264	85.00-90.00	$89.90	3.51

Available for Grant at 12/31/04	38,604
Available for Grant at 12/31/05	38,736

Exercisable at 12/31/04	4,396
Exercisable at 12/31/05	4,264

8.     Stockholders’ Equity

Effective July 1, 2004 companies incorporated in Massachusetts became subject to Chapter 156D of the Massachusetts Business Corporation Act. Chapter 156D eliminates the concept of treasury stock and provides that shares of stock reacquired by a company are to be redeemed and considered authorized but unissued shares of stock.  The result of the redemption of 43,000 shares of treasury stock has been elimination of $175,200 of treasury stock and a corresponding reduction of $43 in common stock and $175,157 in retained earnings.

9.     Income Taxes

The significant components of income tax expense (benefit) are as follows:

	2005	2004
Current
Federal	$638,651	$690,545
State	183,656	194,078
	822,307	884,623
Deferred
Federal	30,473	(102,825)
State	19,909	(52,984)
	50,832	(155,809)
Total provision for income taxes	$872,689	$728,814

The difference between the Company’s effective tax rate and the statutory federal tax rate is primarily due to state income taxes and nondeductible expenses.  The significant temporary differences are primarily related to depreciation and amortization of property and equipment. The gross deferred tax assets at December 31, 2005 and 2004 totaled $23,375 and $39,519, respectively.  The gross deferred tax liability at December 31, 2005 and 2004, totaled $68,680 and $34,442, respectively.  Cash paid for income taxes for the years ended December 31, 2005 and 2004 was $1,459,647 and $0 respectively.

10. Commitments

Standby Letter of Credit

The Company has a standby letter of credit for $500,000 at December 31, 2005 issued as security in connection with a property lease.

Operating Leases

The Company leases office facilities under noncancelable operating leases which expire in December 2006 and 2012.  The Company pays monthly rent plus its share of maintenance costs, real estate taxes and insurance.  The Company also leases office equipment under a noncancelable operating lease which expires in December 2007.  Rent expense under these agreements totaled $1,896,717 and $1,807,417 in 2005 and 2004, respectively.

Future minimum lease payments at December 31 are as follows:

2006	$1,677,525
2007	1,131,786
2008	1,101,861
2009	1,101,861
2010	1,173,382
Thereafter	2,459,226
$8,645,641

One of the facility leases provides for a rent-free period at the inception of the lease.  Rent expense has been recognized on a straight-line basis over the lease term, resulting in accrued rent of $16,008 at December 31, 2005.

11. Employee Benefit Plan

The Company has a qualified 401(k) deferred compensation plan covering all employees who are at least 21 years of age.  Employees may elect to reduce their compensation by an amount that will not exceed the total amount allowed by the Internal Revenue Code for all contributions to qualified plans.  The Company does not match employee contributions.

The plan also includes a profit sharing provision for all eligible employees.  The profit sharing plan is discretionary and allows the Company to contribute annually to employee accounts based on available Company profits.  Contributions to the plan amounted to $319,412 and $248,035 for the years ended December 31, 2005 and 2004, respectively.

12. Prior Period Adjustment

Generally accepted accounting principles require that leasehold improvements be amortized over the lesser of the estimated useful lives of the assets or the life of the related lease. Previously, the Company maintained amortization on the income tax basis.  A reduction of $183,348 to beginning retained earnings was made to correct this error, with a corresponding increase of $37,165 to beginning retained earnings to correct the deferred tax balances based on the adjustment to the net book value of assets on record.  In addition, the Company has corrected an error in revenue recognition in 2003 resulting in a reduction of beginning retained earnings of $268,000, with a corresponding increase of $107,924 to beginning retained earnings for deferred tax balances related to this correction.

The net result was a reduction in 2004 beginning retained earnings of $306,259.

13. Subsequent Events

Foreign Operations

In 2006, the Company expanded its operations to Europe.

Business Combination

In June 2006, the Company entered into an Agreement and Plan of Merger with IT&E International Group, Inc. (IT&E). Under the terms of the agreement, the Company’s stockholders will exchange their stock in the Company for approximately $5.6 million in cash, $6.4 million in notes and shares of IT&E stock. The transaction, which is subject to certain closing conditions, is expected to close during July 2006.

Exhibit 99.2

(Unaudited) Averion Financial Statements for Period Ending June 30, 2006

Averion Inc.

BALANCE SHEET

June 30, 2006

ASSETS
Current Assets
Cash and cash equivalents	$1,196,057
Restricted cash	4,589
Accounts receivable (net)	3,522,868
Unbilled services	1,271,106
Deferred tax asset	143,252
Prepaid expenses	528,881
Deposits	58,095
Other current assets	124,268
Total Current Assets	6, 849,116

Property and Equipment
Property and equipment	3,481,786
Less - accumulated depreciation	(2,366,282)
Net Property & Equipment	1,115,504

TOTAL ASSETS	7,964,620

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	368,924
Accrued expenses	611,495
Unearned revenue	2,050,347
Flexible Spending	10,566
Client escrow	4,489
Vacation Accruals	525,626
Deferred Taxes	68,680
Other current liabilities	442
TOTAL LIABILITIES	3,640,569

Stockholders’ Equity
Common Stock, no par, 200,000 authorized, 157,000 outstanding	157
Retained earnings	4,499,402
Current earnings	(175,508)
TOTAL STOCKHOLDER’S EQUITY	4,324,051

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	7,964,620

The accompanying notes are an integral part of these financial statements

(Unaudited) Averion Financial Statements for Period Ending June 30, 2006

Averion, Inc.

Statement of Operations

	For The		For The
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Net Service Revenue	$4,745,837	$5,167,684	$8,935,501	$10,725,285
Direct Costs	2,641,927	2,717,077	5,010,558	5,556,013
Gross Profit	2,103,910	2,450,607	3,924,943	5,169,272

Operating Costs and Expenses:
Sales and Marketing	316,008	255,102	531,155	474,547
General and Administrative	1,822,588	1,548,107	3,447,011	2,988,223
Depreciation and Amortization	137,940	89,590	265,865	179,180
Total Operation Costs and Expenses	2,276,536	1,892,799	4,244,031	3,641,950

Income From Operations	(172,626)	557,808	(319,088)	1,527,322

Other Income	0	0	0	0
Interest Income	11,415	3,809	26,575	7,831
Total Other Income	11,415	3,809	26,575	7,831

Income (Loss) before taxes	(161,211)	561,617	(292,513)	1,535,153
Benefit (Provision) for Income Taxes	64,484	(235,182)	117,005	(633,937)

Net (Loss) Income	(96,727)	326,435	(175,508)	901,216

Weighted average number of common shares outstanding:
Basic	157,000	157,000	157,000	157,000
Fully Diluted	161,100	161,100	161,100	161,100

Net income (loss):
Basic	$(0.62)	$2.08	$(1.12)	$5.74
Fully Diluted	$(0.60)	$2.03	$(1.09)	$5.59

The accompanying notes are an integral part of these financial statements

(Unaudited) Averion Financial Statements for Period Ending June 30, 2006

Averion Inc.

STATEMENT OF CASH FLOWS

OPERATING ACTIVITIES
Net Income/(Loss)	$(175,508)
Adjustments to reconcile net income to net cash provided by (used in) operating activities
Depreciation and Amortization	265,865
Changes in assets and liabilities

(Increase) decrease in -
Restricted cash	12,221
Accounts receivable	(1,160,075)
Unbilled services	(126,435)
Deferred Tax Asset	(119,877)
Prepaid expenses	(97,519)
Other current assets	124,268

Increase (decrease) in -
Accounts payable	151
Accrued Expenses	92,857
Unearned revenue	540,842
Flexible Spending	10,566
Client Escrow	(12,321)
Vacation Accruals	80,034
Other Current Liabilities	(91,385)

NET CASH PROVIDED BY (USED IN) OPERATIONS	904,852

INVESTING ACTIVITIES:

Purchases of property and equipment	(313,505)
Other assets	26,243

NET CASH USED IN INVESTING ACTIVITIES	(287,262)

FINANCING ACTIVITIES:

NET INCREASE (DECREASE) IN CASH	(1,192,114)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	2,388,171

CASH AND CASH EQUIVALENTS, END OF PERIOD	1,196,057

The accompanying notes are an integral part of these financial statements

NOTES TO FINANCIAL STATEMENTS

AVERION, INC.

1. BASIS OF PRESENTATION

The interim financial statements included herein, presented in accordance with United States generally accepted accounting principles and stated in US dollars, have been prepared by us, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although we believe that the disclosures are adequate to make the information presented not misleading.

These statements reflect all adjustments, consisting of normal recurring adjustments, which, in the opinion of management, are necessary for fair presentation of the information contained therein. It is suggested that these interim financial statements be read in conjunction with our financial statements for the year ended December 31, 2005 and the notes thereto. We have followed the same accounting policies in the preparation of these consolidated interim reports.

Results of operations for the interim periods are not indicative of annual results.

2. ACCOUNTS RECEIVABLE

Trade accounts receivable are stated at the amount we expect to collect. We maintain allowances for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. We consider the following factors when determining the collectibility of a specific account: credit-worthiness, historical payment activity and changes in customer payment terms. We provide for estimated allowances through a charge to earnings and a credit to a receivable allowance. Balances that remain outstanding after we have made reasonable collection efforts are written off through a charge to the valuation and a credit to accounts receivable. As of June 30, 2006, accounts receivable balances net of allowances were $3,522,868.

3. FIXED ASSETS

During the six months ended June 30, 2006 depreciation expense totaled $265,865.

4. NOTES PAYABLE

There were no notes payable as of June 30, 2006.

5. STOCKHOLDERS EQUITY

The Company is authorized to issue 200,000 shares of no par common stock and issued 157,000 shares that were outstanding as of June 30, 2006 and 2005 respectively.

6. SUBSEQUENT EVENTS

The Averion Merger

On July 31, 2006, the Company consummated a merger with IT&E International Group, Inc.(IT&E) (the “Averion Merger”) through IT&E’s wholly-owned subsidiaries IT&E Merger Sub, Inc., a Massachusetts corporation (“Merger Sub”), and IT&E Acquisition Co., Inc., a Delaware corporation (“Acquisition Sub”),  IT&E pursuant to the terms of the Agreement and Plan of Merger dated June 30, 2006, by and among the IT&E Merger Sub and Acquisition Sub, on the one hand, and the Company and Company’s shareholders, on the other hand.  At the closing of the Averion Merger, Merger Sub merged with and into the Company (the “Reverse Merger”).  As a result of the Reverse Merger, the company was the surviving corporation and became a wholly-owned subsidiary of IT&E.  Immediately following the closing of the Reverse Merger, a forward merger occurred whereby the Company was merged with and into the Acquisition Sub (the “Forward Merger,” together with the Reverse Merger, constitute the Averion Merger).  As a result of the Forward Merger, Acquisition Sub is the surviving corporation and a wholly-owned operating subsidiary of IT&E.

At the closing of the Averion Merger, IT&E purchased all of the outstanding capital stock of the Company.  In exchange for all such outstanding capital stock of the Company, the Company’s shareholders received from IT&E, in the aggregate: (i) five million six hundred fifty thousand dollars ($5,650,000) in cash (the “Cash Consideration”); (ii) two year promissory notes in the aggregate principal amount of seven hundred thousand dollars ($700,000); (iii) five year promissory notes in the aggregate principal amount of five million seven hundred thousand dollars ($5,700,000); (iv) forty five million two hundred forty five thousand four hundred fifty five (45,245,455) shares of  IT&E’s common stock (the “Common Stock Consideration”); and (v) eight thousand three hundred (8,300) shares of IT&E’s Series E Convertible Preferred Stock, stated value $1,000 per share (the “Preferred Stock Consideration”).

Exhibit 99.3

Unaudited Combined Pro Forma Financial Statements for Period Ending June 30, 2006

IT&E INTERNATIONAL GROUP, INC.

Unaudited Combined Pro Forma Balance Sheet

June 30, 2006

	IT&E Int’l	Averion		Pro Forma	Pro Forma
	Group	Inc.	Notes	Adjustments	Combined
Assets
Current assets:
Cash	$5,441,041	$1,200,646	(1)	$(1,042,374)	$5,599,313
Accounts Receivable, net of allowance for doubtful accounts	0 2,884,355	3,522,868 0	(1)	4,618	3,527,486 2,884,355
Unbilled Services	422,428	1,271,106			1,693,534
Deferred Tax Asset	0	26,247			26,247
Deposits	0	58,095			58,095
Prepaid and other current assets	220,538	653,149			873,687
Total Current Assets	8,968,362	6,732,111			14,662,717

Deposits	114,860	0			114,860
Fixed Assets, net	396,436	1,115,504			1,511,940
Intangibles	832,873	0	(1)	4,152,000	4,984,873
Goodwill	3,192,239	0	(1)	17,595,797	20,788,036
Total Assets	$13,504,770	$7,847,615			$42,062,426

Liabilities and Stockholders’ Equity
Accounts Payable	$799,697	$368,923			$1,168,620
Accrued payroll and employee benefits	450,657	947,702			1,398,359
Current portion of capital lease obligations	29,754	0			29,754
Current portion of notes payable to employees	244,113	0			244,113
Current portion of notes payable to Averion Shareholders	0	0	(1)	335,611	335,611
Accrued relocation cost to officers	220,000	0			220,000
Unearned revenue	790,115	2,050,347			2,840,462
Deferred rent	84,629	204,475			289,104
Other accrued liabilities	1,153,588	442	(1)	240,244	1,394,274
Deferred taxes		68,680			68,680
Total Current Liabilities	3,772,553	3,640,569			7,988,977

Long-term capital lease obligations, less current portion	52,921	0			52,921
Notes payable to employees, less current portion	481,154	0			481,154
Notes - A (Notes Payable to Averion Shareholders)	0	0	(1)	364,389	364,389
Notes - B(Notes Payable to Averion Shareholders)	0	0	(1)	5,700,000	5,700,000
Total Liabilities	4,306,628	3,640,569			14,587,441

Stockholders’ equity	9,198,142	4,207,046	(1)	14,069,797	27,474,985
	$13,504,770	$7,847,615			$42,062,426

The accompanying notes are an integral part of these financial statements

Unaudited Combined Pro Forma Financial Statements for Period Ending December 31, 2005

IT&E INTERNATIONAL GROUP, INC.

Unaudited Combined Pro Forma Statement of Income

Year Ended December 31, 2005

				Pro Forma	Pro Forma
	IT&E	Averion	Notes	Adjustments	Combined

Service Revenue	17,798,591	18,985,793			36,784,384
Reimbursement Revenue	639,093	835,715			1,474,808
Total	18,437,684	19,821,508			38,259,192

Cost of Revenue	13,100,216	9,299,258			22,399,474
Gross Profit	5,337,468	10,522,250			15,859,718

Operation Expenses:
General and Administrative	3,801,128	6,996,989			3,801,128
Sales and marketing	1,330,399	777,609			1,330,399
Depreciation and amortization	141,114	474,155			141,114
Officer Compensation	1,181,121	205,379			1,181,121
Total Operating Expense	6,453,762	8,454,132			6,453,762
Net Operating Income (Loss)	(1,116,294)	2,068,118			951,824

Other Income (Expense)
Interest Income	78,110	26,227			104,337
Interest Expense	(424,945)		(1)	(515,498)	(940,443)
Amortization of Finite Life Intangible			(2)	(611,000)	(611,000)
Loan Fee Amortization	(240,938)				(240,938)
Write-off of unamortized loan fee	(640,797)				(640,797)
Fees on long term debt	(864,039)				(864,039)
Non-cash financing costs	(62,500)				(62,500)
Repricing of warrants	(37,922)				(37,922)
Total Other	(2,193,031)	26,227		(1,126,498)	(3,293,302)
Profit (Loss) Before Income Taxes	(3,309,325)	2,094,345		(1,126,498)	(2,341,478)
Benefit (Provision) for Income Taxes	440,641	872,689	(4)	(872,689)	440,641
Net Profit (Loss)	(2,868,684)	1,221,656		(253,809)	(1,900,837)
Beneficial Conversion Feature	(8,105,938)				(8,105,938)
Net Loss Applicable to common shareholders	(10,974,622)	1,221,656		(253,809)	(10,006,775)

Weighted average number of common shares outstanding-basic and fully diluted	26,714,667		(3)	77,388,284	104,102,951

Net loss per share-basic and fully diluted	$(0.41)				$(0.10)

The accompanying notes are an integral part of these financial statements.

Unaudited Combined Pro Forma Financial Statements for Period Ending June 30, 2006

IT&E INTERNATIONAL GROUP, INC.

Unaudited Combined Pro Forma Statement of Income

Six Months Ended June 30, 2006

				Pro Forma	Pro Forma
	IT&E	Averion	Notes	Adjustments	Combined

Service Revenue	$9,490,958	$8,515,855			$18,006,813
Reimbursement Revenue	391,051	419,646			810,697
Total	9,882,009	8,935,501			18,817,510

Cost of Revenue	7,292,585	5,010,558			12,303,143
Gross Profit	2,589,424	3,924,943			6,514,367

Operation Expenses:
General and Administrative	3,402,844	3,447,011			6,849,855
Sales and marketing	906,531	531,155			1,437,686
Depreciation and amortization	222,799	265,865			488,664
Total Operating Expense	4,532,174	4,244,031			8,776,205
Net Operating Income (Loss)	(1,942,750)	(319,088)			(2,261,838)

Other Income (Expense)
Interest Income	134,451	26,575			161,026
Interest Expense	(21,057)		(1)	(247,113)	(268,170)
Amortization of Finite Life Intangible			(2)	(300,000)	(300,000)
Loan Fee Amortization					0
Write-off of unamortized loan fee					0
Fees on long term debt					0
Non-cash financing costs					0
Repricing of warrants					0
Other Income (Expense)					0
Total Other	113,394	26,575			(407,144)

Profit (Loss) Before Income Taxes	(1,829,356)	(292,513)		(547,113)	(2,668,982)
Benefit (Provision) for Income Taxes		117,005	(4)	(117,005)	0
Net Profit (Loss)	(1,829,356)	(175,508)			(2,668,982)
Beneficial Conversion Feature
Net Loss Applicable to common shareholders	(1,829,356)	(175,508)		(664,118)	(2,668,982)

Weighted average number of common shares outstanding-basic and diluted	60,448,875		(3)	77,388,284	137,837,159

Net loss per share-basic and fully diluted	$(0.03)				$(0.02)

The accompanying notes are an integral part of these financial statements.

IT&E International Group

Notes to Unaudited Pro Forma Statements

Balance Sheet at June 30, 2006

1) Reflects the cost of the acquisition of Averion ($25,955,000) including $5,650,000 cash, $6,400,000 in notes payable, 45,245,455 shares of common stock valued at $4,977,000 and 8,300 shares of Series E Convertible Preferred Stock valued at $8,300,000  resulting in Finite Life Intangibles of $4,152,000, acquisition costs of $628,000 and Goodwill of $17,595,797. Also reflects the sale of 32,142,829 shares of Common Stock to ComVest for $5,000,000.

Fiscal year 2005 and June 30, 2006 Income Statements

1) Interest expense related to acquisition of debt for fiscal year 2005 is calculated to be $515,498 and $247,113 for the six month period ending June 30, 2006.

2) Amortization of Finite Life Intangibles for fiscal year 2005 is calculated to be $611,000 and $300,000 for the six month period ending June 30, 2006.

3) Reflects the addition of  77,388,284 shares of Common Stock as a result of the acquisition added to the then current shares outstanding. 45,245,455 shares were issued to the sellers and 32,142,829 were sold to ComVest for $5,000,000; the proceeds of which were used to purchase Averion.

4) Recovery of taxes related to combined losses for the fiscal year 2005 would have been $872,689 and $117,005 for the six month period in 2006.

The Averion Merger

On July 31, 2006, the registrant, through its wholly-owned subsidiaries IT&E Merger Sub, Inc., a Massachusetts corporation (“Merger Sub”), and IT&E Acquisition Co., Inc., a Delaware corporation (“Acquisition Sub”), consummated the merger (the “Averion Merger”) with Averion Inc. (“Averion”) pursuant to the terms of the Agreement and Plan of Merger dated June 30, 2006, by and among the registrant, Merger Sub and Acquisition Sub, on the one hand, and Averion and Averion’s shareholder (the “Averion Shareholders”), on the other hand (the “Merger Agreement”). At the closing of the Averion Merger, Merger Sub merged with and into Averion (the “Reverse Merger”).  As a result of the Reverse Merger, Averion was the surviving corporation and became a wholly-owned subsidiary of the registrant. Immediately following the closing of the Reverse Merger, a forward merger occurred whereby Averion was merged with and into Acquisition Sub (the “Forward Merger,” together with the Reverse Merger, constitute the Averion Merger).  As a result of the Forward Merger, Acquisition Sub is the surviving corporation and a wholly-owned operating subsidiary of the registrant.

At the closing of the Averion Merger, the registrant purchased all of the outstanding capital stock of Averion.  In exchange for all such outstanding capital stock of Averion, the Averion Shareholders received from the registrant, in the aggregate: (i) five million six hundred fifty thousand dollars ($5,650,000) in cash (the “Cash Consideration”); (ii) two year promissory notes in the aggregate principal amount of seven hundred thousand dollars ($700,000); (iii) five year promissory notes in the aggregate principal amount of five million seven hundred thousand dollars ($5,700,000); (iv) forty five million two hundred forty five thousand four hundred fifty five (45,245,455) shares of the registrant’s common stock (the “Common Stock Consideration”); and (v) eight thousand three hundred (8,300) shares of the registrant’s Series E Convertible Preferred Stock, stated value $1,000 per share (the “Preferred Stock Consideration”). A portion of the $5,000,000 proceeds from the issuance of common stock from the ComVest Options was used to fund the majority of the Cash Consideration paid by the registrant for the outstanding capital stock of Averion.